Exhibit 99.1

Contact:	UInvestors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@AllianceData.com

UMedia
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

ALLIANCE DATA PROVIDES CARD SERVICES
PERFORMANCE UPDATE FOR AUGUST 2017

Dallas, TX, September 15, 2017 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today provided an update on its Card Services segment.

In conjunction with the release of the Company's Master Trust Monthly Noteholder's Statement, the Company is releasing similar metrics for the overall total managed portfolio. The Master Trust data represents a subset of the Company's total managed portfolio, and the Company believes the information presented below provides a more complete view of the Card Services segment.

	For the month ended August 31, 2017	For the eight months ended August 31, 2017
	(dollars in thousands)
Average receivables	$15,744,872	$15,765,062
Year over year change in average receivables	13%	16%
Net charge-offs	$84,113	$657,117
Net charge-offs as a percentage of average receivables(1)(2)	6.4%	6.3%

(1)
Gross loss rates are tracking to Management's expectations of an approximate 50 basis point increase for full year 2017 as compared to 2016. In the first half of 2017, gross loss rates increased approximately 75 basis points and for the remainder of 2017, gross loss rates are expected to narrow sequentially to approximately 40 basis points in the third quarter and flat in the fourth quarter, as compared to the prior year.

Net loss rates are expected to be lower in the second half of 2017 as compared to the first half, with the absolute level dependent on the mix of recoveries between third-party sales and in-house collections. As compared to third-party sales, in-house collections may result in higher recovery rates, but the timing of recognition may be delayed as the Company increases its in-house collections staff. Net loss rates are consistent with the Company's full year 2017 and 2018 consolidated guidance as provided in the Company's second quarter earnings release issued July 20, 2017.

(2)	Compares to 4.1% and 5.0% for the month and eight months ended August 31, 2016, respectively.

	As of August 31, 2017	As of August 31, 2016
	(dollars in thousands)
30 days + delinquencies - principal	$811,285	$671,499
Period ended receivables - principal	$15,312,030	$13,594,095
Delinquency rate	5.30%	4.94%

Alliance Data Systems Corporation
September 15, 2017

Delinquency Rates
5.5%
5.0%
4.5%
4.0%
3.5%
3.0%
Flat YoY
50 bps
2017 Est
2016
2015
2014
Delinquency rates are tracking as expected which Management believes will result in a flat to down net loss rate for 2018 as compared to 2017.
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Alliance Data Systems Corporation
September 15, 2017

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our expected operating results, future economic conditions including currency exchange rates and the guidance we give with respect to our anticipated financial performance.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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